Exhibit 3

ANNOUNCEMENT OF TOTAL VOTING RIGHTS

Monaco – Wednesday, September 15, 2026 — Safe Bulkers, Inc. (the “Company”) (NYSE/Euronext Athens: SB), an international provider of marine drybulk transportation services notified today that, following the parallel listing and admission of 12,000,000 new shares of common stock, of a nominal value $0.001 each on the Main Market of the Regulated Securities of Euronext Athens, the issued share capital and voting rights of the Company are as follows:

Class of share	Total number of shares in circulation	Number of voting rights attached to each share	Total number of voting rights of shares in circulation
Common Stock Shares ($0.001)	113,833,473	1	113,833,473
Series C Preferred Shares ($0.01)	804,950	0	0
Series D Preferred Shares ($0.01) *	3,195,050	0	0

*Series C Preferred Shares and Series D Preferred Shares of the Company are not listed on Euronext Athens.

Therefore, the total voting rights are 113,833,473. This figure may be used by shareholders as the denominator for the calculations by which they should determine whether they are required to notify their interest in, or a change to their interest in, the Company under Law 3556/2007, transposing Directive 2004/109/EC of the European Parliament and of the Council on 15 December 2004 on the harmonization of transparency requirements in relation to information about issuers whose securities are admitted to trading on a regulated market.

This announcement is made in accordance with paragraph 5 of Article 9 of Law 3556/2007.

For further information please contact:

Company Contact:

Dr. Loukas Barmparis

President
Safe Bulkers, Inc.

Tel.:	+30 2 111 888 400
+357 25 887 200

E-Mail: directors@safebulkers.com

Investor Relations / Media Contact:

Nicolas Bornozis, President

Capital Link, Inc. New York,

230 Park Avenue, Suite 1536

New York, N.Y. 10169

Tel.: (212) 661-7566

Fax: (212) 661-7526

E-Mail: safebulkers@capitallink.com

Anna Wichmann

Capital Link Athens

Tel +30-210-6109-800

E-Mail: safebulkers@capitallink.com